EXHIBIT 3(i)

84641648
APPLICANT’S ACC’T NO.	841529	Filed this 17th day of October, 1984
DSCB:BCL—204 (REV. 8-72)	(Line for numbering)	Commonwealth of Pennsylvania Department of State

FILING FEE: $75 AIB-7		/s/ WILLIAM R. DAVIS
Articles of Incorporation — Domestic Business Corporation	COMMONWEALTH OF PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU	Secretary of the Commonwealth

(Box for Certification)

In compliance with the requirements of section 204 of the Business Corporation Law, act of May 5, 1933 (P. L. 364) (15 P. S. (S)1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1.	The name of the corporation is: North Pittsburgh Systems, Inc.

2.	The location and post office address of the initial registered office of the corporation in this Commonwealth is:

4008	Gibsonia Road
(NUMBER)	(STREET)

Gibsonia Pennsylvania	15044 (02)
(CITY)	(ZIP CODE)

3.	The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

To own telecommunication systems and provide other services and equipment which are related to telecommunication services or which can be provided in conjunction with telecommunication activities.

To acquire, purchase, sell, trade, hypothecate, pledge, deal in and hold its own securities and securities of other corporations and to deal in real and personal property or any interest therein;

The Corporation which is incorporated under the provisions of the Business Corporation Law shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law.

4.	The term for which the corporation is to exist is: Perpetually

5.	The aggregate number of shares which the corporation shall have authority to issue is: 1,000,000 shares of Common Stock, par value $3.125 per share 3,125,000.

6.	The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):

NAME	ADDRESS (including street and number if any)	NUMBER AND CLASS OF SHARES
Frank D. Reese	4008 Gibsonia Road, Gibsonia, PA 15044	1 share Common
Gerald A. Gorman	4008 Gibsonia Road, Gibsonia, PA 15044	1 share Common
Allen P. Kimble	4008 Gibsonia Road, Gibsonia, PA 15044	1 share Common

7.	The Board of Directors, by a majority vote of its members, shall have the power to make, alter, amend, and repeal the by-laws of the corporation not inconsistent with its Articles or with law, subject always to the power of the shareholders to change such action.

8.	No holder of any Common Stock of the Corporation shall be entitled of right to subscribe for, purchase, or receive any proportionate share of any Common Stock to be issued and the Board of Directors may dispose of all or any portion of such stock if and when it may determine, whether by offering the same to stockholders or by sale or other disposition as the Board may deem advisable.

IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed and sealed these Articles of Incorporation this 16th day of October, 1984.

/s/ FRANK D. REESE	(SEAL)	/s/ GERALD A. GORMAN	(SEAL)

		/s/ ALLEN P. KIMBLE	(SEAL)

INSTRUCTIONS FOR COMPLETION OF FORM:

A.	For general instructions relating to the incorporation of business corporations see 19 Pa. Code Ch. 35 (relating to business corporations generally). These instructions relate to such matters as corporate name, stated purposes, term of existence, authorized share structure and related authority of the board of directors, inclusion of names of first directors in the Articles of Incorporation, optional provisions on cumulative voting for election of directors, etc.

B.	One or more corporations or natural persons of full age may incorporate a business corporation.

C.	Optional provisions required or authorized by law may be added as Paragraphs 7, 8, 9... etc.

D.	The following shall accompany this form:

(1)	Three copies of Form DSCB: BCL—206 (Registry Statement Domestic or Foreign Business Corporation).

(2)	Any necessary copies of Form DSCB:17.2 (Consent to Appropriation of Name) or Form DSCB:17.3 (Consent to Use of Similar Name).

(3)	Any necessary governmental approvals.

E.	BCL (S)205 (15 Pa. S. (S)1205) requires that the incorporators shall advertise their intention to file or the corporation shall advertise the filing of articles of incorporation. Proofs of publication of such advertising should not be delivered to the Department, but should be filed with the minutes of the corporation.

Dep’t of State

Oct 17 4:00 PM ‘84

APPLICANT’S ACC’T NO.	86722018	Filed this 9th day of December, A. D. 1986
DSCB:BCL – 806 (REV. 8-72)	841529	Commonwealth of Pennsylvania Department of State
FILING FEE: $40 AIB-2		/s/ ROBERT A. GLEASON, JR.
Articles of Amendment — Domestic Business Corporation	COMMONWEALTH OF PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU	Secretary of the Commonwealth

		DEC 09 1986

In compliance with the requirements of section 806 of the Business Corporation Law, act of May 5, 1933 (P. L. 364) (15 P. S. (S)1806), the undersigned corporation, desiring to amend its Articles, does hereby certify that:

1.	The name of the corporation is: North Pittsburgh Systems, Inc.

2.	The location of its registered office in this Commonwealth is (the Department of State is hereby authorized to correct the following statement to conform to the records of the Department):

4008	Gibsonia Road
(NUMBER)	(STREET)

Gibsonia Pennsylvania	15044
(CITY)	(ZIP CODE)

3.	The statute by or under which it was incorporated is: Business Corporation Law, Act of May 5, 1933 (P.L. 364) as amended

4.	The date of its incorporation is: October 17,1984

5.	(Check, and if appropriate, complete one of the following):

☒	The meeting of the shareholders of the corporation at which the amendment was adopted was held at the time and place and pursuant to the kind and period of notice herein stated:

Time: The 5th day of December, 1986.

Place: 4008 Gibsonia Road, Gibsonia, Pennsylvania

Kind and period of notice Written notice more than ten days before the meeting, to each shareholder entitled to vote thereon setting forth the proposed amendments in full.

☐	The amendment was adopted by a consent in writing, setting forth the action so taken, signed by all of the shareholders entitled to vote thereon and filed with the Secretary of the corporation.

6.	At the time of the action of shareholders:

(a) The total number of shares outstanding was: 752,000

(b) The number of shares entitled to vote was: 752,000

DSCB:BCL – 806 (REV. 8-72) - 2

7.	In the action taken by the shareholders: See attachment

8.	The amendment adopted by the shareholders, set forth in full, is as follows: See Attachment

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed this 5th day of December, 1986.

North Pittsburgh Systems, Inc.
Attest:	(NAME OF CORPORATION)

/s/ G. A. GORMAN	By	/s/ F. D. REESE

(SIGNATURE)		(SIGNATURE)

Secretary	President

(TITLE: SECRETARY, ASSISTANT SECRETARY, ETC.)	(TITLE: PRESIDENT, VICE PRESIDENT, ETC.)

(CORPORATE SEAL)

INSTRUCTIONS FOR COMPLETION OF FORM:

A.	Any necessary copies of Form DSCB:17.2 (Consent to Appropriation of Name) or Form DSCB:17.3 (Consent to Use of Similar Name) shall accompany Articles of Amendment effecting a change of name.

B.	Any necessary governmental approvals shall accompany this form.

C.	Where action is taken by partial written consent pursuant to the Articles, the second alternate of Paragraph 5 should be modified accordingly.

D.	If the shares of any class were entitled to vote as a class, the number of shares of each class so entitled and the number of shares of all other classes entitled to vote should be set forth in Paragraph 6(b).

E.	If the shares of any class were entitled to vote as a class, the number of shares of such class and the number of shares of all other classes voted for and against such amendment respectively should be set forth in Paragraphs 7(a) and 7(b).

F.	BCL (S)807 (15 P. S. (S)1807) requires that the corporation shall advertise its intention to file or the filing of Articles of Amendment. Proofs of publication of such advertising should not be delivered to the Department, but should be filed with the minutes of the corporation.

Dep’t of State

Dec 9 2:41 PM ‘86

North Pittsburgh Systems, Inc.

Articles of Amendment

Attachment in Response to

Paragraph No. 7

Separate votes were taken on Amendments to the Articles of Incorporation relating to Articles 5, 9 and 10. The following is the vote as to each amendment.

(a) The number of shares voted in favor of the amendment to Article 5 was: 675,510.

(b) The number of shares voted against the amendment to Article 5 was: 8,596.

(c) The number of shares voted in favor of the amendment adding Article 9 was: 597,449.

(d) The number of shares voted against the amendment adding Article 9 was: 83,313.

(e) The number of shares voted in favor of the amendment adding Article 10 was: 601,121.

(f) The number of shares voted against the amendment adding Article 10 was: 77,955.

Dep’t of State

Dec 9 2:41 PM ’86

North Pittsburgh Systems, Inc.

Articles of Amendment

Attachment in Response to

Paragraph No. 8

Article 5 of the Company’s Articles of Incorporation is restated and amended to read in its entirety as follows:

“5. The aggregate number of shares which the corporation shall be authorized to issue is: 10,000,000 shares of Common Stock, par value $.625 per share, aggregate par value $6,250,000.”

A new Article, Article 9 is added to the Articles of Incorporation of the Company to read in its entirely as follows:

“9. The holders of shares of stock entitled to vote in the election of Directors of the corporation shall not be entitled to cumulate votes for the purpose of such election.”

A new Article, Article 10 is added to the Articles of Incorporation of the Company to read in its entirely as follows:

“10. In addition to any affirmative vote required by law or these Articles, the affirmative vote of the holders of a majority of the outstanding shares of “Voting Stock” (as hereinafter defined) held by shareholders other than “Related Persons” (as hereinafter defined) shall be required for the approval or

Dep’t of State

Dec 9 2:41 PM ’86

authorization of any “Business Combination” (as hereinafter defined) or of any series of transactions which, if taken together, would constitute a Business Combination of the corporation or any subsidiary with any Related Person; provided, however, that a majority vote of shareholders other than Related Persons shall not be required if:

(1) The “Continuing Directors” of the corporation (as hereinafter defined) by a majority vote (a) have expressly approved in advance the acquisition of Voting Stock of the corporation that caused the Related Person to become a Related Person, or (b) have approved the Business Combination; or

(2) The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Related Person in acquiring any of its holdings of the corporations’s Common Stock either in or subsequent to the transaction or series of transactions in which the Related Person became a Related Person.

Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any applicable agreement with any national securities exchange or otherwise.

For the purpose of this Article 10:

(a) The term “Business Combination” shall mean (i) any merger or consolidation of the corporation or a subsidiary with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (v) the issuance or transfer of any securities of the corporation or a subsidiary of the corporation to a Related Person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend, or a distribution of warrants or rights, (vi) any reclassification of securities (including a reverse stock split) or recapitalization that would have the effect of increasing the voting power of a Related Person, (vii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Related Person, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b) The term “Related Person” shall mean and include any individual, corporation, partnership or other person or entity, other than any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan or trust of the corporation or any of its wholly-owned subsidiaries, which, together with its “Affiliates” and “Associates” (as defined on March 27, 1985 in Rule 12b-2 under the Securities Exchange Act of 1934), “Beneficially Owns” (as defined on March 27, 1985 in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) in the aggregate 10 percent or more of the outstanding Voting Stock of the corporation, any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, and any assignee of any of the foregoing. For purposes of determining shareholders whose votes shall be excluded pursuant to the first paragraph of this Article 10, the term (Related Person) (i) shall include any shareholder acting jointly or in concert with a Related Person in connection with a Business Combination and any shareholder who will be treated differently than other shareholders in any Business Combination (other than a shareholder who is entitled to the rights of a dissenting shareholder under applicable law), (ii) but shall exclude a Related Person who (x) is not the Related Person who is a party to the Business Combination being voted upon, and (y) is not a shareholder described in clause (i) of this sentence.

(c) The term “Substantial Part” shall mean more than 30 percent of the fair market value as determined by a majority of

Dep’t of State

Dec 9 2:41 PM ‘86

the Continuing Directors of the total consolidated assets of the corporation in question and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

(d) Without limitation, any shares of Voting Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

(e) For the purposes of section (2) of this Article 10, the term “other consideration to be received” shall include, without limitation, Common Stock of the corporation retained by its existing public shareholders in the event of a Business Combination in which the corporation is the surviving corporation.

(f) The term “Voting Stock” shall mean all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(g) The term “Continuing Director” shall mean a director who either (i) was a member of the Board of Directors of the corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

Notwithstanding any other provision in these Articles, this Article 10 may not be repealed or amended in any respect, and no provision inconsistent with this Article 10 may be adopted, unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock held by shareholders other than Related Persons.”

Dep’t of State

Dec 9 2:41 PM ‘86

Microfilm Number 9281-799	Filed with the Department of State on OCT 23 1992

Entity Number 841529	/s/ BRENDA K. MITCHELL

Secretary of the Commonwealth

ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION

DSCB:15-1915 (Rev 89)

In compliance with the requirements of 15 Pa.C.S. (S)1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.	The name of the corporation is: North Pittsburgh Systems, Inc.

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	4008 Gibsonia Road	Gibsonia	PA	15044	Allegheny
	Number and Street	City	State	Zip	County

(b)	c/o:

		Name of Commercial Registered Office Provider	County

For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.	The statute by or under which it was incorporated is: Business Corporation Law, Act of May 5, 1933 (P.L. 364) as amended

4.	The original date of its incorporation is: October 17, 1984

5.	(Check, and if appropriate complete, one of the following):

☐	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☒	The amendment shall be effective on: October 30, 1992 at 5:00 p.m.

                                                                                      Date               Hour

6.	(Check one of the following):

☐	The amendment was adopted by the shareholders pursuant to 15 Pa.C.S. (S)1914(a) and (b).

☒	The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. (S) 1914(c).

7.	(Check, and if appropriate complete, one of the following):

☐	The amendment adopted by the corporation, set forth in full, is as follows:

“5. The aggregate number of shares which the corporation shall be authorized to issue is: 10,000,000 shares of Common Stock, par value $.3125 per share, aggregate par value $3,125,000.”

☐	The amendment adopted by the corporation as set forth in full in Exhibit A, attached hereto and made a part hereof.

DSCB:15-1915 (Rev 89)-2

8.	(Check if the amendment restates the Articles):

☐	The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 22nd day of October, 1992.

North Pittsburgh Systems, Inc.
(Name of Corporation)

By:	/s/ F. D. REESE

(Signature)
Title:

President

92 Oct 23 AM 8:56

PA Dept. of State

Microfilm Number 9636-806	Filed with the Department of State on MAY 20 1996

Entity Number 841529	/s/ YVETTE KANE

Secretary of the Commonwealth

ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION

DSCB:15-1915 (Rev 90)

In compliance with the requirements of 15 Pa.C.S. (S) 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1.	The name of the corporation is: North Pittsburgh Systems, Inc.

2.	The (a) address of this corporation’s current registered office in this Comonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	4008 Gibsonia Road	Gibsonia	PA	15044	Allegheny
	Number and Street	City	State	Zip	County

(b)	c/o:

		Name of Commercial Registered Office Provider	County

For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.	The statute by or under which it was incorporated is: Business Corporation Law, Act of May 5, 1933 (P.L. 364) as amended

4.	The date of its incorporation is: October 17, 1984

5.	(Check, and if appropriate complete, one of the following):

☒	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐	The amendment shall be effective on: at

                                                                                    Date                Hour

6.	(Check one of the following):

☒	The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. (S) 1914(a) and (b).

☐	The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. (S) 1914(c).

7.	(Check, and if appropriate complete, one of the following):

☐	The amendment adopted by the corporation, set forth in full, is as follows:

☒	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

May 20 96

PA Dept. of State

DSCB:15-1915 (Rev 90)-2

8.	(Check if the amendment restates the Articles):

☐	The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 17th day of May, 1996.

North Pittsburgh Systems, Inc.
(Name of Corporation)

BY:	/s/ GERALD A. GORMAN

(Signature)
TITLE:	President

EXHIBIT A

“5. The aggregate number of shares which the corporation shall have authority to issue is:

(a) The Corporation shall have the authority to issue a total of 50,000,000 shares of Capital Stock. Of the 50,000,000 shares of Capital Stock, 40,000,000 shares shall be Common Stock, par value $.15625 per share. The Board of Directors, at such time or times as it believes appropriate, may divide the remaining 10,000,000 shares of Capital Stock of the Corporation into one or more classes of shares of Common Stock, the voting power per share of which shall not be greater than the voting power per share of the Common Stock issued and outstanding on April 9, 1996, and/or one or more classes and series of Preferred Stock, with par or stated value. The determination of the voting rights, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the shares of any such class or classes of stock shall be accomplished by an amendment to this Article 5 solely by action of the Board of Directors, which shall have the full authority permitted by law to make such divisions and determinations.”

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Entry Number 841529	Statement with Respect to Shares Domestic Business Corporation (15 Pa.C.S. § 1522)

Name Thomas T. Niesen			Document will be returned to the name and address you enter to the left. ï
Address Thomas, Thomas, Armstrong & Niesen 212 Locust Street, P. O. Box 9500

City Harrisburg	State PA	Zip Code 17108-9500

Fee: $52	Filed in the Department of State on Oct 03 2003

/s/ Pedro A. Cortés

Secretary of the Commonwealth

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.	The name of the corporation is: North Pittsburgh Systems, Inc.

2.	Check and complete one of the following:

☐	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full is as follows:

☒	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3.	The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 151,000 shares.

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4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on: September 25, 2003

5.	Check, and if appropriate complete, one of the following:

☒	The resolution shall be effective upon the filing of the statement with respect to shares in the Department of State.

☐ The resolution shall be effective on:		at
	Date		Hour

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 25th day of September, 2003

North Pittsburgh Systems, Inc.
Name of Corporation

/s/ H. R. Brown

Signature

President

Title

18 of 24

EXHIBIT A TO STATEMENT WITH RESPECT TO SHARES

RESOLVED, that pursuant and subject to the provisions of Article 5 of the Articles of Incorporation of the Corporation, as amended, there is hereby established a class of Preferred Stock to which the following provisions shall be applicable:

Class A Junior Participating Preferred Stock

Section 1. Designation. The class shall be designated as “Class A Junior Participating Preferred Stock” (hereinafter “this Class”).

Section 2. Number. The number of shares of this Class authorized to be issued is 151,000. Such number may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of this Class to a number less than that of the shares then outstanding.

Section 3. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of Preferred Stock ranking prior and superior to this Class with respect to dividends, the holders of shares of this Class shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Class, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock by reclassification or otherwise), declared on the Common Stock, par value $.15625 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Class. In the event the Corporation shall at any time after October 6, 2003 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of this Class were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on this Class as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Class shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

19 of 24

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of this Class from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Class, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date with respect to this Class, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Class entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Class in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Class entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), no distribution shall be made (x) to the holders of Common Stock or any other shares of stock ranking junior (either as to dividends or upon Liquidation) to this Class unless, prior thereto, the holders of shares of this Class shall have received an amount per share equal to the greater of (i) $100, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate amount to be distributed per share to holders of Common Stock or (y) to the holders of stock ranking on a parity (either as to dividends or upon Liquidation) with this Class, except distributions made ratably on this Class and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such Liquidation. In the event the Corporation shall at any time after October 6, 2003 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of this Class were entitled immediately prior to such event under clause (ii) of clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

For purposes of this Statement, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a Liquidation.

Section 5. Redemption. The shares of this Class shall not be redeemable.

Section 6. Voting Rights. The holders of shares of this Class shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of this Class shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Common shareholders of the Corporation. In the event the Corporation shall at any time after October 6, 2003 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common

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Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of this Class were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Articles of Incorporation of the Corporation or by law, the holders of shares of this Class and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of Common shareholders of the Corporation.

(C) (i) If at any time dividends on any shares of this Class shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of this Class and all other classes and/or series of Preferred Stock (in each case to the extent then entitled pursuant to the terms of such classes or series), voting together as one class, shall have the exclusive and special right to elect two directors of the Corporation, and the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not previously increased in connection with the right of other classes or series of Preferred Stock entitled to vote together with this Class to elect directors of the Corporation) for such purpose and, if necessary, the By-laws of the Corporation shall be deemed amended to so provide.

(ii) Whenever any such right of the holders of this Class shall have vested, such right may be exercised initially either at a special meeting of the holders of this Class and all other classes and/or series so entitled to vote, if any, called as hereinafter provided, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of this Class voting separately as a class with such other classes and/or series to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on all shares of this Class shall have been paid in full, or declared and set apart for payment, at which time the special right of the holders of this Class so to vote separately as a class with such other classes and/or series for the election of directors shall terminate, subject to revesting in the event of each and every subsequent occurrence of an arrearage specified in subparagraph (C)(i) above.

(iii) At any time when such special voting power shall have vested in the holders of this Class as provided in the preceding subparagraph (C)(i), the proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the then outstanding voting power of shares of this Class and all other classes and/or series entitled to vote in the election of such directors addressed to the Secretary of the Corporation, call a special meeting of the holders of this Class for the purpose of electing directors pursuant to this paragraph (C). Such meeting shall be held at the earliest practicable date. If such meeting shall not be called by the proper officer of the Corporation within 20 days after personal service of such written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States of America, by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10% of the then outstanding voting power of shares of this Class and all other classes and/or series entitled to

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vote in the election of such directors may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated by giving the notice required for annual meetings of shareholders. Any holder of this Class so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (C)(iii), no such special meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iv) At any meeting held for the purpose of electing directors at which the holders of this Class and any other classes and/or series of Preferred Stock shall have the special right to elect directors as provided in this paragraph (C), the presence, in person or by proxy, of the holders of 50% of the voting power of the then outstanding aggregate number of shares of this Class and such other classes and/or series shall be required to constitute a quorum for the election of any director by the holders of such classes and/or series. At any such meeting or adjournment thereof, (a) the absence of a quorum shall not prevent the election of directors other than those to be elected by all such classes and/or series of Preferred Stock voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by this Class and any other classes and/or series of Preferred Stock that may be voting with it separately as a class, and (b) in the absence of either or both such quorums, the holders of a majority of the voting power of the shares present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors whom they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

(v) During any period when the holders of this Class have the right to vote separately as a class for directors as provided in this paragraph (C), (1) the directors so elected by the holders of the one or more classes and/or series of Preferred Stock entitled to vote for such directors shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or, until termination of the right of the holders of the one or more classes and/or series of Preferred Stock entitled to vote for such directors to vote separately as a class for directors as provided in this paragraph (C) and (2) vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the one or more classes and/or series of Preferred Stock which elected the directors whose office shall have become vacant or, if there be no such remaining director, directors to fill such vacancies shall be elected by the holders of the one or more classes and/or series of Preferred Stock entitled to vote for such directors at a special meeting called pursuant to the provisions of this paragraph (C). Immediately upon any termination of the right of the holders of this Class and any other classes and/or series of Preferred Stock to vote separately as a class for directors as provided in this paragraph (C), the term of office of the directors then in office so elected by the holders of this Class and any such other classes and/or series shall terminate. Whenever the term of office of the directors so elected by the holders of this Class and any such other classes and/or series shall terminate and the special voting power vested in the holders of this Class and any such other

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classes and/or series as provided in this paragraph (C) shall have terminated, the number of directors shall be such number as may be provided for in the by-laws irrespective of any increase made pursuant to the provisions of this paragraph (C).

(D) So long as any shares of this Class are outstanding, the Corporation shall not, without the consent of the holders of two-thirds of the outstanding shares of this Class, given by such holders as one class, and given by vote in person or by proxy at a meeting called for that purpose or given in writing, amend the Articles of Incorporation or adopt or amend any resolutions of the Board of Directors to alter or change the powers, preferences or special rights of this Class so as to affect them adversely.

(E) Except as provided herein, in the Articles of Incorporation of the Corporation or by law, holders of shares of this Class shall have no special voting rights and their consent shall not be required for taking any corporate action.

Section 7. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on this Class as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of this Class outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Common Stock or any other shares of stock ranking junior (either as to dividends or upon Liquidation) to this Class;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Class, except dividends paid ratably on this Class and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon Liquidation) with this Class; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon Liquidation) to this Class; or

(iv) purchase or otherwise acquire for consideration any shares of this Class, or any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Class, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 7, purchase or otherwise acquire such shares at such time and in such manner.

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Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Class shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after October 6, 2003 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of this Class shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 9. Ranking. This Class shall rank junior to all other classes and series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation, unless the terms of any such class or series shall provide otherwise.

Section 10. Fractional Shares. This Class may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of this Class.

Section 11. Other Rights. The holders of shares of this Class shall not have any other preferences or special rights.

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